Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Carey Skinner	Chuck Jones
	Investor Relations	Media Calls
	(770) 752-3369	(770) 752-3594
	Carey.Skinner@choicepoint.com	Chuck.Jones@choicepoint.com

ChoicePoint® Reports Third Quarter 2006 Results

•	Total revenue increased 4 percent to $247 million, led by the Insurance Services Segment.

•	Net Free Cash Flow of $73 million for the quarter - up 113 percent from 2005.

•	Repurchased 6.6 million shares (or approximately 7.5 percent of outstanding shares) during the quarter.

•	Recorded charges on businesses that it intends to sell.

ALPHARETTA, GA – October 24, 2006 – For the third quarter of 2006, ChoicePoint Inc. (NYSE: CPS) reported total revenue from continuing operations of $246.7 million, representing growth of 4 percent, compared to $237.0 million for the third quarter of 2005. Diluted earnings per share from continuing operations (“EPS”) for the third quarter was $0.11, which included the following: $25.7 million ($0.31 per share), net of taxes, of asset impairment and related charges associated primarily with the planned disposal of additional non-strategic businesses incremental to the businesses already classified as discontinued operations, $3.1 million ($0.04 per share), net of taxes, of stock option expense under Financial Accounting Standards Board Statement No. 123 (revised 2004), Share Based Payment (“FAS 123(R)”), and $0.5 million ($0.01 per share), net of taxes, for specific expenses related to the previously disclosed fraudulent data access. Excluding these charges, EPS would have been $0.46, a 4 percent increase over EPS excluding other operating charges for the comparable period of 2005.

ChoicePoint Earnings

A reconciliation of diluted earnings per share calculated in accordance with generally accepted accounting principles (“GAAP”) to diluted earnings per share from continuing operations excluding other charges for the third quarter of 2006 and 2005 is provided in the following table:

	Quarter ended September 30,
	2006	2005
EPS from continuing operations	$0.11	$0.41
Asset impairment and related charges	0.31	—
Stock option expense	0.04	—
Fraudulent data access	0.01	0.03

EPS from continuing operations excluding other charges	$0.46	$0.44

Note: amounts may not sum due to rounding

As part of its strategic review, in the quarter ended September 30, 2006 the Company recorded the charge described above of $25.7 million ($0.31 per share), net of taxes, primarily related to the proposed sale of additional smaller non-strategic businesses. While the Company has not yet met the criteria for classifying these businesses as discontinued operations under GAAP, current intentions and the receipt of indicative bids for these businesses require the recording of this charge in continuing operations at this time.

As disclosed in the Company’s press release of July 10, 2006, ChoicePoint announced plans to divest its Precision Marketing, Bode Labs and Equisearch businesses as a result of its company-wide strategic review. During the third quarter of 2006, the Company recorded a non-cash charge of $132.9 million ($81.6 million after tax benefit) in discontinued operations to reduce the carrying value of goodwill and other assets related to these businesses in order to reflect the estimated net proceeds to be realized from selling these three businesses based on indicative bids received to date. This charge also includes $3.1 million net of taxes from the previously announced sale of Priority Data.

Since announcing the decision on July 10, 2006 to divest these businesses, expressions of interest and specific preliminary offers to purchase have been received by the Company. While transactions have not yet been consummated and the Company has no definitive agreements to sell these businesses, GAAP requires recognition of the estimated impairment at this time.

ChoicePoint Earnings

While these dispositions are not yet finalized and actual results may vary from these estimates, the charges recorded during this quarter reflect the completion of the current strategic review by the Company. After combining the results of continuing and discontinued operations, the Company incurred a net loss of $72.2 million ($0.86 per share) for the third quarter of 2006.

Cash Flow and Balance Sheet Highlights – Third Quarter

•	Cash flows from operating activities of continuing operations were $87.5 million for the three months ended September 30, 2006, compared to $50.2 million for the same period in 2005, an increase primarily due to effective collections and working capital management. Days Sales Outstanding (adjusted for pass-through expenses) improved in the third quarter of 2006 to 41 days from 44 days in the second quarter of 2006. With $14.8 million in capital expenditures during the third quarter of 2006, net free cash flow (cash flows from operating activities of continuing operations less capital expenditures) for the three months ended September 30, 2006 was $72.7 million, a 113% increase from $34.0 million in the third quarter of 2005. Net free cash flow for the nine months ended September 30, 2006 was $100.8 million and cash flow from operating activities of continuing operations was $152.6 million.

•	During the third quarter, 6.6 million shares of the Company’s common stock were repurchased for $232.9 million at an average cost of $35.38 per share, leaving $167.7 million currently authorized in the Company’s buyback program. A total of 11.8 million shares have been repurchased for $457.3 million under the Company’s buyback program since its approval on July 26, 2005.

•	Net debt (total debt of $390.0 million less cash and cash equivalents of $37.2 million) at September 30, 2006, increased by $244.1 million from December 31, 2005 to $352.8 million, with an average effective interest rate of 5.8%, as the Company used its cash flow from operations and incremental borrowings to repurchase shares, complete acquisitions and fund capital expenditures. Total interest expense for the three months ended September 30, 2006 was $4.7 million. The net debt to book capital ratio (net debt divided by the sum of net debt and total shareholders’ equity) at September 30, 2006 was 32.8%. The remaining debt capacity at September 30, 2006 under our committed financing lines was $100 million.

ChoicePoint Earnings

Financial Highlights – Third Quarter

•	Internal revenue (total revenue less revenue from acquisitions) increased 3 percent over the third quarter of 2005, led by continued growth in our Insurance Services and Screening and Authentication Services segments partially offset by weaker performances in our Financial and Professional Services and Government Services segments and the negative financial impact of the Company’s re-credentialing efforts. Third quarter total revenue increased 4 percent to $246.7 million in 2006 from $237.0 million in 2005.

•	Operating income for the third quarter of 2006 was $16.4 million, compared to $61.7 million for the same period of 2005. Operating income for the three months ended September 30, 2006, included the following:

•	$45.1 million ($25.7 million net of taxes) included in other operating charges, of asset impairment and related charges primarily associated with the planned disposal of additional non-strategic businesses incremental to those businesses already classified as discontinued operations.

•	$3.9 million ($3.1 million net of taxes) of stock option expense recorded under FAS 123(R). Approximately $1.1 million of stock option expense is included in cost of revenue. The remaining $2.8 million of stock option expense is included in selling, general and administrative expenses.

•	$0.9 million ($0.5 million net of taxes) for third party expenses related to the previously disclosed fraudulent data access. These expenses are included in other operating charges.

In the same period of 2005, the Company recorded $4.0 million ($2.5 million net of taxes) of other operating charges for third party expenses related to the fraudulent data access.

Excluding these charges, operating income would have been $66.3 million and $65.7 million for the third quarter of 2006 and 2005, respectively.

•	The Company’s effective tax rate from continuing operations in the third quarter of 2006 was 24.7%, compared to 38.0% in the same period of 2005. Exclusive of the impact of the asset impairment and related charges, the effective tax rate for the quarter would have been consistent at the approximate 38% rate utilized in prior quarters.

ChoicePoint Earnings

•	Interest expense was $4.7 million for the third quarter of 2006, an increase from $0.9 million for the third quarter of 2005 due to higher average debt outstanding associated with the Company’s share repurchase program and higher interest rates.

Operational Highlights

Insurance Services

•	Total revenue increased 11 percent to $116.1 million in the third quarter of 2006, compared to $104.8 million in the same period of the prior year. Despite a softer insurance market in 2006, internal revenue grew 8 percent during the third quarter of 2006 as compared to the same period of the prior year driven by continued strong demand in the core business, sequential improvement in the home insurance market and double digit internal revenue growth in Insurity and Claims Solutions.

•	Operating income increased 5 percent in Insurance Services to $60.6 million for the third quarter of 2006 compared with $57.9 million for the third quarter of 2005. Operating profit margin was 52.2 percent for the third quarter of 2006 compared to 55.3 percent in the same period of 2005. The margin was negatively impacted by the acquisition of four businesses and development costs of new products, including the commercial lines initiative. The year to date impact on margin from these acquisitions and development costs is estimated to be approximately 200-250 basis points.

•	Insurity and Claims Solutions continued their double-digit internal revenue growth trend from prior quarters and each delivered total revenue growth in the high teen to low 20% range for the quarter ended September 30, 2006.

Screening and Authentication Services

•	Third quarter total revenue increased 5 percent to $66.8 million in 2006 compared to $63.7 million in 2005. Internal revenue growth was 4 percent for the third quarter of 2006, despite a tough hiring environment and the effects of the Company’s re-credentialing efforts as the Company had to terminate the contracts of certain customers that elected to not comply with our enhanced credentialing procedures and requirements. The Company experienced slightly improving trends in the retail vertical and signed $12 million in new deals in this business during the quarter. The Company also realized solid, double-digit internal revenue growth from its vital records, Bridger and MARI businesses.

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•	Operating income in Screening and Authentication Services was $15.7 million for the third quarter of 2006, compared to $16.4 million in the same period of the prior year. Operating profit margin was 23.6 percent for the third quarter of 2006, compared to 25.8 percent in the same period of the prior year. This decrease is primarily due to changes in product mix and investments in technology, system enhancements and process improvements.

Government Services

•	Total revenue and internal revenue declined 1 percent to $35.1 million in the third quarter of 2006, compared to $35.3 million in the third quarter of 2005. Revenues in this segment were positively impacted by continued strong results in the software business, which has grown revenues 18 percent year to date, offset by continued pricing pressure in our data business, where revenues have fallen 20 percent year to date.

•	Operating income in Government Services of $4.9 million for the third quarter of 2006 decreased from $6.5 million for the comparable period of 2005. Operating profit margin in Government Services for the third quarter of 2006 was 13.8 percent, compared to 18.4 percent in 2005, due primarily to the impact of the aforementioned pricing pressures.

Financial and Professional Services

•	Total revenue and internal revenue in the third quarter for the Financial and Professional Services segment declined 11 percent to $28.6 million in 2006 from $32.2 million in 2005. These results reflect weaker volumes in our real estate related services, offset by improving trends in our automated public records products.

•	Operating income in the Financial and Professional Services segment was $2.4 million for the third quarter of 2006, compared with $5.1 million for the same period of 2005. Third quarter 2006 operating profit margin was 8.5 percent compared to 15.7 percent in 2005, primarily as a result of the revenue decline discussed above.

Corporate & Shared Expenses

•	For the third quarter of 2006, corporate and shared expenses were $17.3 million, or 7.0 percent of total revenues, down from $20.7 million or 8.7 percent of total revenues in the third quarter of 2005, due primarily to cost containment initiatives and a lower level of incentive compensation expenses.

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Outlook

Based on recent business and economic trends, ChoicePoint expects 2006 full year internal revenue growth from continuing operations to be in the range of 4 to 6 percent, with improving trends in the last quarter of 2006. Including the impact of acquisitions, total revenue growth is expected to be in the range of 5 to 7 percent for the full year 2006. Additionally, the Company expects operating profit margins from continuing operations to be approximately 26 to 27 percent for the full-year, excluding the impact discussed below of stock option expense, on-going legal expenses related to the previously disclosed fraudulent data access, and operating charges related to the Company’s centralization of functions and consolidation of certain technology platforms. Operating margins from continuing operations including these expenses are projected to be approximately 23 to 24 percent for the full year.

The Company recorded a pre-tax charge, associated with continuing operations, in the third quarter of $3.9 million ($3.1 million net of taxes) of stock option expense, for a year-to-date total of $10.3 million ($7.9 million net of taxes), as a result of adoption of FAS 123(R) as of January 1, 2006. The Company expects full-year 2006 income from continuing operations, net of taxes, to be impacted by between $11 million and $12 million of stock option expense.

The Company incurred legal expenses and other professional fees related to the previously disclosed fraudulent data access of $0.9 million during the third quarter of 2006. The Company continues to estimate a total pretax expense of between $3 and $4 million for the full year 2006, exclusive of any potential settlements.

Other operating charges associated with centralizing functions and consolidating certain technology platforms were $1.4 million ($0.7 million net of taxes) in the third quarter of 2006, for a year-to-date total of $13.9 million ($8.5 million net of taxes). A total pretax expense of between $14 and $15 million is expected for the full year of 2006.

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Webcast

ChoicePoint’s third quarter results will be discussed in more detail on October 24, 2006, at 8:30 a.m. EDT via teleconference. The live audio Webcast of the call will be available on ChoicePoint’s Web site at www.choicepoint.com. There will also be a replay of the call available beginning at approximately 10:00 a.m. EDT at the same Web address.

About ChoicePoint

ChoicePoint Inc. (NYSE: CPS) is the leading provider of identification and credential verification services for making smarter decisions in a world challenged by increased risks. Serving the needs of business, government, non-profit organizations and individuals, ChoicePoint works to create a safer and more secure society through the responsible use of information while working diligently to protect personal privacy. For more information about ChoicePoint, visit the Company’s Web site at www.choicepoint.com.

Forward-Looking Statements

Certain written statements in this release and oral statements made by or on behalf of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as “should result,” “are expected to,” “we anticipate,” “we estimate,” “we project,” or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors: the results of our ongoing review of fraudulent data access and other events, the impact of our decision to discontinue certain services, the results of our re-credentialing of customer accounts, the results of any litigation or government proceedings, the implementation of plans to divest various businesses resulting from our company-wide strategic review including unanticipated losses realized in connection with any such sales, demand for the Company’s services, product development, maintaining acceptable margins, maintaining our data supply, maintaining secure systems including personal privacy systems, ability to minimize system interruptions, ability to control costs, the impact of federal, state and local regulatory requirements on the Company’s business, specifically the direct marketing and public filings markets, privacy matters and any federal or state legislative responses to identify theft concerns, the impact of competition and customer consolidations, ability to continue our long-term

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business strategy including growth through acquisition, ability to attract and retain qualified personnel, and the uncertainty of economic conditions in general. Additional information concerning these and other risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 (collectively, the “SEC Filings”). Readers are cautioned not to place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

(Unaudited) (Dollars in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Total revenue (a)	$246,696	$236,990	$721,221	$685,614

Cost of revenue	125,749	116,018	367,310	340,619
Selling, general and administrative expenses	58,506	55,269	173,927	157,291
Other operating charges (b)	46,054	4,006	54,781	15,458

Total costs and expenses	230,309	175,293	596,018	513,368

Operating income	16,387	61,697	125,203	172,246
Interest expense	4,693	925	9,858	3,247

Income from continuing operations before income taxes	11,694	60,772	115,345	168,999
Provision for income taxes	2,894	23,108	43,590	63,686

Income from continuing operations	8,800	37,664	71,755	105,313
Income (loss) from discontinued operations, net of taxes (c)	(81,016)	1,920	(78,500)	7,659

Net income (loss)	$(72,216)	$39,584	$(6,745)	$112,972

Effective tax rate from continuing operations	24.7%	38.0%	37.8%	37.7%
EPS - diluted
Income from continuing operations	$0.11	$0.41	$0.83	$1.14
Income (loss) from discontinued operations	$(0.97)	$0.02	$(0.91)	$0.08

Net income (loss)	$(0.86)	$0.43	$(0.08)	$1.23

Weighted average shares – diluted	83,533	91,934	86,691	91,980

See accompanying notes.

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ChoicePoint Inc.

Financial Highlights

Reconciliation to financial information excluding other expenses and discontinued operations

(Unaudited) (Dollars in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net Income (loss)	$(72,216)	$39,584	$(6,745)	$112,972
Income (loss) from discontinued operations, net of taxes (c)	(81,016)	1,920	(78,500)	7,659
Provision for income taxes	2,894	23,108	43,590	63,686
Interest expense	4,693	925	9,858	3,247

Operating income	16,387	61,697	125,203	172,246
Add back: other expenses (d):
accelerated depreciation expense	—	—	5,463	—
stock option expense	3,893	—	10,255	—
other operating charges (b)	46,054	4,006	54,781	15,458

Operating income before other expenses (e)	66,334	65,703	195,702	187,704
Interest expense	4,693	925	9,858	3,247

Income from continuing operations before income taxes & other expenses (d)	61,641	64,778	185,844	184,457
Provision for income taxes	23,607	24,630	71,047	69,515

Net income from continuing operations before other expenses (e)	$38,034	$40,148	$114,797	$114,942

Effective tax rate from continuing operations excluding other expenses (e)	38.3%	38.0%	38.2%	37.7%
Earnings per share from continued operations - diluted excluding other expenses (e)	$0.46	$0.44	$1.32	$1.25

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Earnings per share from continuing operations	$0.11	$0.41	$0.83	$1.14
Asset impairment and related charges	0.31	—	0.39	—
Stock option expense	0.04	—	0.09	—
Fraudulent data access	0.01	0.03	0.02	0.10

Earnings per share from continuing operations - diluted excluding other expenses (e)	$0.46	$0.44	$1.32	$1.25

Note: amounts may not sum due to rounding

See accompanying notes.

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ChoicePoint Inc.

Financial Highlights

(Unaudited) (Dollars in thousands except for per share amounts)	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Cash Flow Highlights
Income from continuing operations	$8,800	$37,664	$71,755	$105,313
Depreciation & amortization	18,814	17,355	59,702	50,987
Changes in assets & liabilities and other	59,879	(4,869)	21,138	(1,887)

Net cash provided by operating activities - continuing operations	$87,493	$50,150	$152,595	$154,413

Proceeds from the disposition of discontinued operation	$18,000	$—	$18,000	$—
Acquisitions & investments, net of cash acquired	(26,689)	(10,931)	(51,886)	(118,792)
Capital expenditures	(14,815)	(16,108)	(51,752)	(48,745)

Net cash used in investing activities - continuing operations	$(23,504)	$(27,039)	$(85,638)	$(167,537)

Net cash (used in) provided by financing activities - continuing operations	$(37,338)	$(18,819)	$(56,243)	$7,152

Net cash provided by operating and investing activities of discontinued operations	$5,129	$181	$4,706	$10,408

Reconciliation of Net Free Cash Flow (f)
Net cash provided by operating activities - continuing operations	$87,493	$50,150	$152,595	$154,413
Capital expenditures	(14,815)	(16,108)	(51,752)	(48,745)

Net free cash flow	$72,678	$34,042	$100,843	$105,668

See accompanying notes.

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ChoicePoint Inc.

Financial Highlights

Key Balance Sheet Highlights	September 30, 2006
Short-term debt and current maturities of long-term debt	$75,011
Long-term debt, less current maturities	315,030

Total Debt	390,041
Cash and cash equivalents	37,229

Net Debt (g)	$352,812
Shareholders’ Equity	$721,944
Net Debt to book capital	32.8%

Days sales outstanding for continuing operations (adjusted for pass- through expenses)	41 days

Share Repurchase Summary

	Total number of shares repurchased	Average cost per share	Total cost for shares
Three months ended September 30, 2006	6,582	$35.38	$232,911
Nine months ended September 30, 2006	8,832	$37.56	331,750
Inception of buyback program through September 30, 2006	11,779	$38.83	457,342

See accompanying notes.

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ChoicePoint Inc.

Notes to Financial Highlights

(a)	Pass-through expenses such as motor vehicle registry fees are accounted for on a net basis and, as such, are excluded from revenues in our financial statements in accordance with generally accepted accounting principles. Third quarter pass-through expenses related to continuing operations totaled $198.6 million in 2006 and $186.0 million in 2005. Pass-through expenses related to continuing operations for the nine months ended September 30 were $609.0 million in 2006 and $552.0 million in 2005.

(b)	The Company recorded other operating charges of $6.0 million in the first quarter of 2006, $2.7 million in the second quarter of 2006, and $46.1 million in the third quarter of 2006. Approximately $0.8 million of the first quarter charges, $1.0 million of the second quarter charges, and $0.9 million of the third quarter charges were for legal expenses and other professional fees associated with the fraudulent data access. Additionally, the Company recorded other operating charges of $5.2 million in the first quarter of 2006, $1.8 million in the second quarter of 2006, and $45.1 million in the third quarter of 2006, primarily related to the intended sale of select businesses resulting from our strategic review efforts, and the consolidation of certain technology platforms. The Company recorded other operating charges of $5.4 million in the first quarter of 2005, $6.0 million in the second quarter of 2005, and $4.0 million in the third quarter of 2005 representing specific expenses related to the aforementioned fraudulent data access. Approximately $2.0 million of the total charges in the nine months ended September 30, 2005 were for communications to, and credit reports and credit monitoring for, individuals receiving notice of the fraudulent data access and approximately $13.5 million of legal expenses and other professional fees.

(c)	Income (loss) from discontinued operations, net of tax, includes the following components:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Income from discontinued operations, net of tax	$610	$1,920	$3,126	$7,659
Loss on sale of discontinued operations, net of tax	(3,088)	—	(3,088)	—
Impairment loss on assets held for sale, net of tax	(78,538)	—	(78,538)	—

Income (loss) from discontinued operations, net of taxes	$(81,016)	$1,920	$(78,500)	$7,659

(d)	The Company recorded $5.5 million of accelerated depreciation as a result of the centralization of functions and consolidation of technology platforms during the first quarter of 2006. The Company recorded $3.2 million of stock-based compensation expense during the first quarter of 2006, $3.1 million in the second quarter of 2006, and $3.9 million in the third quarter of 2006 as a result of the adoption of FAS 123(R). Additional other operating charges were recorded during the first nine months of 2006 and 2005 as discussed in Note (b) above. The Company has presented this analysis with and without these items because they represent costs that management excludes in its assessments of operating results of the business.

(e)	To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company provides the following non-GAAP financial measures: “operating income before other expenses,” “income from continuing operations before income taxes and other expenses,” “net income from continuing operations before other expenses,” “operating margins excluding other expenses,” “effective tax rate from continuing operations excluding other expenses” and “earnings per share from continuing operations—diluted excluding other expenses”. In each case, these non-GAAP financial measures differ from the equivalent GAAP financial measures in that they exclude the other expenses described in Notes (b) and (d), which include expenses related to the fraudulent data access, accelerated depreciation and other costs relating to the consolidation of technology platforms, stock option expense as a result of FAS 123(R) and other operating charges. Management uses these non-GAAP financial measures for internal purposes in evaluating and forecasting the Company’s operating performance because they exclude expenses that are not reflective of the Company’s ongoing operating performance and, in the case of expenses related to the fraudulent data access and consolidation of operating platforms, are expected to be limited in duration and decreasing over time. The Company also uses these non-GAAP financial measures in setting bonus targets and targets for other performance-based compensation plans. Management believes these non-GAAP financial measures assist investors in comparing the Company’s results with prior periods in which such expenses were not taken.

These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating income, income before taxes, net income or earnings per share. In addition, there are limitations associated with the use of these non-GAAP financial measures. For example, expenses associated with items such as the fraudulent data access or consolidation of technology platforms could have a material impact on cash flows or liquidity. These effects are reflected in our GAAP financial statements. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and reconciliations to corresponding GAAP financial measures, provide a more

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complete understanding of our business. The Company strongly encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Other companies may use different methodologies for calculating their non-GAAP financial measures and, accordingly, the Company’s non-GAAP financial measures may not be comparable to those measures.

(f)	Net free cash flow is not defined under GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines net free cash flow as cash flows from operating activities of continuing operations less capital expenditures. It should not be inferred that the entire net free cash flow amount is available for discretionary expenditures. The Company believes net free cash flow is a useful measure of performance and its ability to generate cash.

(g)	Net debt is not defined under GAAP. Management believes that net debt provides useful information regarding the level of the Company’s indebtedness by reflecting cash and investments that could be used to repay debt. Therefore, it should not be considered a substitute for total debt data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

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ChoicePoint Inc. Summary of Projections for the Fourth Quarter Ended December 31, 2006*
	Internal Revenue Growth	Operating Margins Excluding Other Operating Charges

Insurance Services	Low double digits	Low 50% range

Screening and Authentication Services	Mid to high single digits	Low to mid 20% range

Government Services	Mid single digits	Low double digits

Financial and Professional Services	Negative low to mid single digits	Low to mid single digits

ChoicePoint Consolidated	Mid to high single digits	26% range

Other Projections for the Year Ended December 31, 2006

Total revenue growth	5% - 7%

Internal revenue growth	4% - 6%

Operating margins excluding other operating charges	26% - 27% range

Corporate expenses for continuing operations	7% - 8% of total revenue

Tax rate	Approximately 38%

Stock option expense	$11 - $12 million, net of tax

Expenses related to the fraudulent data access	$3 - $4 million

Re-platforming expense and centralization of functions	$14 - $15 million

Net free cash flow from continuing operations, excluding costs associated with the fraudulent data access **	$140 - $160 million

Capital expenditures	$70 - $80 million

Cash flow from operating activities - continuing operations	$210 - $240 million

*	For a discussion of risks that may cause actual results to differ materially from these projections, please see the discussion under “Forward-Looking Statements” above, as well as the risk factors set forth in the SEC Filings.
**	Net free cash flow from continuing operations, excluding costs associated with the fraudulent data access is calculated as cash from continuing operations less capital expenditures.

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ChoicePoint Inc.

2005 Segment Results - Continuing Operations

(Dollars in thousands)	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Total 2005
Revenue
Insurance Services	$98,560	$100,963	$104,775	$98,555	$402,853
Screening and Authentication Services	55,552	61,346	63,687	61,469	242,054
Financial and Professional Services	36,333	33,486	32,248	28,503	130,570
Government Services	31,080	29,981	35,326	32,971	129,358
Royalty	797	526	954	121	2,398

Total Revenue	$222,322	$226,302	$236,990	$221,619	$907,233

Operating Income
Insurance Services	$54,204	$55,282	$57,906	$54,278	$221,670
Screening and Authentication Services	11,192	14,476	16,415	16,897	58,980
Financial and Professional Services	9,863	6,223	5,074	2,651	23,811
Government Services	5,363	2,208	6,487	5,268	19,326
Royalty	770	325	506	121	1,722
Corporate & Shared Expenses (b)	(19,722)	(18,183)	(20,685)	(17,633)	(76,223)

Operating Income before other charges	61,670	60,331	65,703	61,582	249,286
Other operating charges (a)	(5,412)	(6,040)	(4,006)	(13,315)	(28,773)

Operating Income	$56,258	$54,291	$61,697	$48,267	$220,513

Total Revenue Growth Rates
Insurance Services	13.6%	14.6%	15.3%	13.8%	14.3%
Screening and Authentication Services	19.7%	15.0%	12.5%	9.1%	13.8%
Financial and Professional Services	39.3%	5.5%	-4.9%	-13.6%	4.7%
Government Services	121.8%	52.4%	89.2%	81.5%	83.4%

Total operations	27.5%	16.6%	17.7%	13.8%	18.6%

Internal Revenue Growth Rates
Insurance Services	11.8%	12.7%	12.4%	13.1%	12.6%
Screening and Authentication Services	12.2%	11.5%	12.5%	9.1%	11.3%
Financial and Professional Services	-1.4%	-6.0%	-4.9%	-13.6%	-6.8%
Government Services	0.4%	-7.4%	12.5%	3.3%	2.2%

Total operations	8.8%	6.8%	9.3%	6.2%	7.8%

Operating Profit Margins
Insurance Services	55.0%	54.8%	55.3%	55.1%	55.0%
Screening and Authentication Services	20.1%	23.6%	25.8%	27.5%	24.4%
Financial and Professional Services	27.1%	18.6%	15.7%	9.3%	18.2%
Government Services	17.3%	7.4%	18.4%	16.0%	14.9%

Operating income before other operating charges as a percentage of total revenue (a)	27.7%	26.7%	27.7%	27.8%	27.5%

Operating income as a percentage of total revenue	25.3%	24.0%	26.0%	21.8%	24.3%

ChoicePoint Earnings

ChoicePoint Inc.

2006 Segment Results - Continuing Operations

(Dollars in thousands)	Q1 2006	Q2 2006	Q3 2006
Revenue
Insurance Services	$112,326	$112,298	$116,118
Screening and Authentication Services	61,845	64,955	66,832
Financial and Professional Services	29,381	30,021	28,623
Government Services	31,375	32,324	35,123

Total Revenue	$234,927	$239,598	$246,696

Operating Income
Insurance Services	$60,815	$60,039	$60,594
Screening and Authentication Services	14,238	14,729	15,740
Financial and Professional Services	2,169	3,355	2,432
Government Services	3,834	2,851	4,859
Corporate & Shared Expenses (b)	(16,521)	(16,142)	(17,291)

Operating Income before other expenses	64,535	64,832	66,334
Other expenses (a):
Accelerated depreciation	(5,463)	—	—
Stock option expense	(3,237)	(3,124)	(3,893)
Other operating charges	(5,987)	(2,740)	(46,054)

Operating Income	$49,848	$58,968	$16,387

Total Revenue Growth Rates
Insurance Services	14.0%	11.2%	10.8%
Screening and Authentication Services	11.3%	5.9%	4.9%
Financial and Professional Services	-19.1%	-10.3%	-11.2%
Government Services	0.9%	7.8%	-0.6%

Total operations	5.7%	5.9%	4.1%

Internal Revenue Growth Rates
Insurance Services	12.8%	10.1%	8.2%
Screening and Authentication Services	11.1%	5.0%	3.8%
Financial and Professional Services	-19.1%	-10.3%	-11.2%
Government Services	-2.4%	7.1%	-0.6%

Total operations	4.6%	5.0%	2.7%

Operating Profit Margins
Insurance Services	54.1%	53.5%	52.2%
Screening and Authentication Services	23.0%	22.7%	23.6%
Financial and Professional Services	7.4%	11.2%	8.5%
Government Services	12.2%	8.8%	13.8%

Operating income before other operating charges as a percentage of total revenue (a)	27.5%	27.1%	26.9%

Operating income as a percentage of total revenue	21.2%	24.6%	6.6%

(a)	The Company has presented analysis above with and without these items because they represent costs that management excludes in its assessments of operating results.
(b)	Corporate and shared expenses represent costs of support functions, research and development initiatives, incentives and profit sharing that benefit all segments.